Exhibit 3.1

DECLARATION OF TRUST
OF
GRIFFIN REALTY TRUST

This Declaration of Trust is made as of the date set forth above by the undersigned Trustees (as defined below) of Griffin Realty Trust (the “Trust”). As used herein, the term “Declaration of Trust” means this Declaration of Trust, as it may be amended from time to time.

ARTICLE I
FORMATION

The Trust is a real estate investment trust within the meaning of Title 8 of the Corporations and Associations Article of the Annotated Code of Maryland (“Title 8”). The Trust shall not be deemed to be a general partnership, limited partnership, joint venture, joint stock company or a corporation (but nothing herein shall preclude the Trust from being treated for tax purposes as an association under the Internal Revenue Code of 1986, as amended (the “Code”)). The Trust is being formed to be the successor to Griffin Realty Trust, Inc., which was incorporated in the State of Maryland on November 20, 2013, and which is being converted from a Maryland corporation into a Maryland real estate investment trust pursuant to Articles of Conversion being filed concurrently with the filing of this Declaration of Trust.

ARTICLE II
NAME

The name of the Trust is: Griffin Realty Trust.

ARTICLE III
PURPOSE

The Trust is formed for the purpose of carrying on any lawful business or activity, which may include qualifying as a real estate investment trust under Sections 856 through 860, or any successor sections, of the Code.

ARTICLE IV
PRINCIPAL OFFICE IN STATE AND RESIDENT AGENT

The name and address of the resident agent for service of process of the Trust in the State of Maryland is CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The address of the Trust’s principal office in the State of Maryland is c/o CSC-Lawyers Incorporating Service Company, 7 St. Paul Street, Suite 820, Baltimore, MD 21202. The Trust may have such other offices and places of business within or outside the State of Maryland as the board of trustees may from time to time determine.

ARTICLE V
DEFINITIONS

As used herein, the following terms shall have the following meanings unless the context otherwise requires:

Aggregate Share Ownership Limit.  9.8% in value of the aggregate of the outstanding Shares, or such other percentage determined by the board of trustees in accordance with Section 7.1.8 of the Declaration of Trust.

Beneficial Ownership.  Ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 544 of the Code, as modified by Section 856(h)(1)(B) of the Code.  The terms “Beneficial Owner,” “Beneficially Owns,” “Beneficially Owning” and “Beneficially Owned” shall have the correlative meanings.

Business Day.  Any day, other than a Saturday or Sunday, that is neither a legal holiday nor a day on which banking institutions in New York City are authorized or required by law, regulation or executive order to close.

Charitable Beneficiary.  One or more beneficiaries of the Trust as determined pursuant to Section 7.2.6, provided that each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code.

Charitable Trust.  Any trust provided for in Section 7.2.1.

Charitable Trustee.  The Person unaffiliated with the Charitable Trust and a Prohibited Owner that is appointed by the Trust to serve as trustee of the Charitable Trust.

Class A Common Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Class AA Common Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Class AAA Common Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Class D Common Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Class D Common Shares Conversion Rate.  A fraction, the numerator of which is the Net Asset Value per Class D Common Share and the denominator of which is the Net Asset Value per Class I Common Share.

Class E Common Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Class I Common Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Class S Common Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Class S Common Shares Conversion Rate.  A fraction, the numerator of which is the Net Asset Value per Class S Common Share and the denominator of which is the Net Asset Value per Class I Common Share.

Class T Common Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Class T Common Shares Conversion Rate.  A fraction, the numerator of which is the Net Asset Value per Class T Common Share and the denominator of which is the Net Asset Value per Class I Common Share.

Code.  The term shall have the meaning as provided in Article III herein.

Common Shareholders.  The holders of record of Common Shares.

Common Share Ownership Limit.  9.8% (in value or in number of shares, whichever is more restrictive) of the aggregate of the outstanding Common Shares, or such other percentage determined by the board of trustees in accordance with Section 7.1.8 of the Declaration of Trust.

Common Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Constructive Ownership.  Ownership of Shares by a Person, whether the interest in the Shares is held directly or indirectly (including by a nominee), and shall include interests that would be treated as owned through the application of Section 318(a) of the Code, as modified by Section 856(d)(5) of the Code.  The terms “Constructive Owner,” “Constructively Owns,” “Constructively Owning” and “Constructively Owned” shall have the correlative meanings.

Excepted Holder.  A Shareholder of the Trust for whom an Excepted Holder Limit is created by the board of trustees pursuant to Section 7.1.7.

Excepted Holder Limit.  The percentage limit established by the board of trustees pursuant to Section 7.1.7, provided that the affected Excepted Holder agrees to comply with the requirements established by the board of trustees pursuant to Section 7.1.7, and subject to adjustment pursuant to Section 7.1.8.

Initial Public Offering.  The initial public offering and sale of Common Shares of the Trust pursuant to the Trust’s first effective registration statement covering such Common Shares filed under the Securities Act of 1933.

Market Price.  With respect to any class or series of outstanding Shares, the Closing Price for such Shares on such date.  The “Closing Price” on any date shall mean the last sale price for such Shares, regular way, or, in case no such sale takes place on such day, the average of the closing bid and asked prices, regular way, for such Shares, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the principal national securities exchange on which such Shares are listed or admitted to trading or, if such Shares are not listed or admitted to trading on any national securities exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by Nasdaq or, if Nasdaq is no longer in use, the principal other automated quotation system that may then be in use or, if such Shares are not quoted by any such system, the average of the closing bid and asked prices as furnished by a professional market maker making a market in such Shares selected by the board of trustees or, in the event that no trading price is available for such Shares, the fair market value of the Shares, as determined in good faith by the board of trustees.

MGCL.  The Maryland General Corporation Law, as amended from time to time.

Net Asset Value per Class A Common Share. The net asset value of the Trust allocable to the Class A Common Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class A Common Shares.

Net Asset Value per Class AA Common Share. The net asset value of the Trust allocable to the Class AA Common Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class AA Common Shares.

Net Asset Value per Class AAA Common Share. The net asset value of the Trust allocable to the Class AAA Common Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class AAA Common Shares.

Net Asset Value per Class D Common Share. The net asset value of the Trust allocable to the Class D Common Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class D Common Shares.

Net Asset Value per Class E Common Share. The net asset value of the Trust allocable to the Class E Common Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class E Common Shares.

Net Asset Value per Class I Common Share. The net asset value of the Trust allocable to the Class I Common Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class I Common Shares.

Net Asset Value per Class S Common Share. The net asset value of the Trust allocable to the Class S Common Shares, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class S Common Shares.

Net Asset Value per Class T Common Share. The net asset value of the Trust allocable to the Class T Common Share, calculated as described in the Prospectus, as may be amended from time to time, divided by the number of outstanding Class T Common Shares.

Person.  An individual, corporation, association, estate, trust (including a trust qualified under Sections 401(a) or 501(c)(17) of the Code), a portion of a trust permanently set aside for or to be used exclusively for the purposes described in Section 642(c) of the Code, private foundation within the meaning of Section 509(a) of the Code, joint stock company, partnership, limited liability company or other legal entity and also includes a “group” as that term is used for purposes of Section 13(d)(3) of the Securities Exchange Act of 1934, and a group to which an Excepted Holder Limit (as defined in Article VII) applies.

Preferred Shares.  The term shall have the meaning as provided in Section 6.1 herein.

Prohibited Owner.  With respect to any purported Transfer, any Person who but for the provisions of Section 7.1.1 would Beneficially Own or Constructively Own Shares and, if appropriate in the context, shall also mean any Person who would have been the record owner of the shares that the Prohibited Owner would have so owned.

Prospectus.  The term shall have the meaning as defined in Section 2(10) of the Securities Act of 1933, including a preliminary prospectus, an offering circular as described in Rule 253 of the General Rules and Regulations under the Securities Act of 1933 or, in the case of an intrastate offering, any document by whatever name known utilized for the purpose of offering and selling securities to the public.

real estate investment trust under the Code.  A corporation, trust or association which is engaged in investing in equity interests in real estate (including fee ownership and leasehold interests and interests in partnerships and joint ventures holding real estate) or in loans secured by mortgages on real estate or both and that qualifies as a real estate investment trust under Sections 856 through 860 of the Code.

Restriction Termination Date.  The first day on which the board of trustees determines pursuant to Section 8.2 that it is no longer in the best interests of the Trust to attempt to, or continue to, qualify as a real estate investment trust under the Code or that compliance with the restrictions and limitations on Beneficial Ownership, Constructive Ownership and Transfers of Shares set forth herein is no longer required in order for the Trust to qualify as a real estate investment trust under the Code.

SDAT.  The State Department of Assessments and Taxation of Maryland.

Shareholders.  The registered holders of the Shares.

Shares.  All classes or series of shares of beneficial interest of the Trust, including, without limitation, Common Shares and Preferred Shares.

Transfer.  Any issuance, sale, transfer, gift, assignment, devise or other disposition as well as any other event that causes any Person to acquire Beneficial Ownership or Constructive Ownership of Shares or the right to vote or receive distributions on Shares, or any agreement to take any such actions or cause any such events, including (a) the granting or exercise of any option (or any disposition of any option), (b) any disposition of any securities or rights convertible into or exchangeable for Shares or any interest in Shares or any exercise of any such conversion or exchange right, and (c) Transfers of interests in other entities that result in changes in Beneficial Ownership or Constructive Ownership of Shares; in each case, whether voluntary or involuntary, whether owned of record, Constructively Owned or Beneficially Owned, and whether by operation of law or otherwise.  The terms “Transferring” and “Transferred” shall have the correlative meanings.

Trust.  The term shall have the meaning as provided in Article II herein.

Trustee.  A member of the board of trustees of the Trust.

ARTICLE VI
SHARES

Section 6.1.  Authorized Shares.  The Trust has authority to issue 1,000,000,000 Shares, of which (i) 800,000,000 Shares shall be designated as common shares of beneficial interest, $0.001 par value per share (“Common Shares”), of which 60,000,000 Common Shares shall be designated as Class T Common Shares (the “Class T Common Shares”), 60,000,000 Common Shares shall be designated as Class S Common Shares (the “Class S Common Shares”), 60,000,000 Common Shares shall be designated as Class D Common Shares (the “Class D Common Shares”), 60,000,000 Common Shares shall be designated as Class I Common Shares (the “Class I Common Shares”), 440,000,000 Common Shares shall be designated as Class E Common Shares (the “Class E Common Shares”), 40,000,000 Common Shares shall be designated as Class A Common Shares (the “Class A Common Shares”), 75,000,000 Common Shares shall be designated as Class AA Common Shares (the “Class AA Common Shares”), and 5,000,000 Common Shares shall be designated as Class AAA Common Shares (the “Class AAA Common Shares”), and (ii) 200,000,000 Shares shall be designated as preferred shares of beneficial interest, $0.001 par value per share (“Preferred Shares”), of which 10,000,000 of such Preferred Shares shall be designated as Series A Cumulative Perpetual Convertible Preferred Shares of Beneficial Interest (the “Series A Preferred Shares”). The aggregate par value of all authorized Shares having par value is $1,000,000.  The board of trustees, without any action by the Shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series that the Trust has the authority to issue.  If shares of one class of Shares are classified or reclassified into shares of another class of Shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, as the case may be, so that the aggregate number of Shares of all classes that the Trust has authority to issue shall not be more than the total number of Shares set forth in the first sentence of this Section 6.1.

Section 6.2.  Common Shares.

Section 6.2.1.  Common Shares Subject to Terms of Preferred Shares. The Common Shares shall be subject to the express terms of any series of Preferred Shares.

Section 6.2.2.  Description. Subject to the provisions of Article VII and except as may otherwise be specified herein, each Common Share shall entitle the holder thereof to one vote. The board of trustees may classify or reclassify any unissued Common Shares from time to time into one or more classes or series of Shares.

Section 6.2.3.  Rights Upon Liquidation.  In the event of any voluntary or involuntary liquidation, dissolution or winding up, or any distribution of the assets of the Trust, the aggregate assets available for distribution to holders of the Common Shares shall be determined in accordance with applicable law. The holder of each share of Class A Common Shares, Class AA Common Shares, Class AAA Common Shares, Class D Common Shares, Class E Common Shares, Class I Common Shares, Class S Common Shares, or Class T Common Shares, as the case may be, shall be entitled to be paid, out of assets that are legally available for distribution to the Shareholders, a liquidation payment equal to the Net Asset Value per Class A Common Share, the Net Asset Value per Class AA Common Share, the Net Asset Value per Class AAA Common Share, the Net Asset Value per Class D Common Share, the Net Asset Value per Class E Common Share, the Net Asset Value per Class I Common Share, the Net Asset Value per Class S Common Share, or the Net Asset Value per Class T Common Share, as applicable; provided, however, that if the available assets are insufficient to pay in full the above described liquidation payments, then such assets, or the proceeds thereof, shall be distributed among the holders of the Class A Common Shares, Class AA Common Shares, Class AAA Common Shares, Class D Common Shares, Class E Common Shares, Class I Common Shares, Class S Common Shares and Class T Common Shares ratably in the same proportion as the respective amounts that would be payable on such Class A Common Shares, Class AA Common Shares, Class AAA Common Shares, Class D Common Shares, Class E Common Shares, Class I Common Shares, Class S Common Shares and Class T Common Shares if all amounts payable thereon were paid in full.

Section 6.2.4.  Rights Upon Conversion.  Each Class T Common Share, Class S Common Share and Class D Common Share shall automatically and without any action on the part of the holder thereof convert into a number of Shares (including fractional Shares) of Class I Common Shares equal to the Class T Common Shares Conversion Rate, Class S Common Shares Conversion Rate or Class D Common Shares Conversion Rate, as applicable, at the end of the month in which the dealer manager for a public offering of the Company, in conjunction with the transfer agent for such public offering of the Company, determines that the total selling commissions, dealer manager fees, and distribution fees paid with respect to all Common Shares held by a Shareholder in their account would exceed, in the aggregate, 9.0% (or a lower limit as set forth in an applicable agreement between the dealer manager of such public offering and a participating broker-dealer) of the gross proceeds from the sale of such Common Shares (including the gross proceeds of any Shares issued under a distribution reinvestment plan with respect thereto). If a Class T Common Share, Class S Common Share or Class D Common Share converts to a number of Class I Common Shares pursuant to the foregoing, all Shares issued under a distribution reinvestment plan with respect to such Share, if any, will also convert into a number of Class I Common Shares equal to the Class T Common Shares Conversion Rate, Class S Common Shares Conversion Rate or Class D Common Shares Conversion Rate, as applicable. Upon the listing of a class of Common Shares for trading on a national securities exchange, each Share of the classes of Common Shares that are not so listed shall automatically and without any action on the part of the holder thereof convert into a number of Shares of the listed class of Common Shares equal to a fraction, the numerator of which is the net asset value of the Trust allocable to the Shares of the applicable non-listed class of Common Shares and the denominator of which is the net asset value of the Trust allocable to the Shares of the listed class of Common Shares.

Section 6.2.5.  Voting Rights.  Except as may be provided otherwise herein, and subject to the express terms of any series of Preferred Shares, the holders of the Common Shares shall have the exclusive right to vote on all matters (as to which a common Shareholder shall be entitled to vote pursuant to applicable law) at all meetings of the Shareholders. The Class A Common Shares, Class AA Common Shares, Class AAA Common Shares, Class D Common Shares, Class E Common Shares, Class I Common Shares, Class S Common Shares and Class T Common Shares shall vote together as a single class on all actions to be taken by the Shareholders; provided, however, that the affirmative vote of a majority of the then outstanding Class A Common Shares, Class AA Common Shares, Class AAA Common Shares, Class D Common Shares, Class E Common Shares, Class I Common Shares, Class S Common Shares or Class T Common Shares, as the case may be, with no other class of Common Shares voting except the applicable class of Common Shares voting as a separate class, shall be required (A) to amend the Declaration of Trust if such amendment would materially and adversely affect the rights, preferences and privileges of such class of Common Shares; (B) on any matter submitted to Shareholders that relates solely to such class of Common Shares; and (C) on any matter submitted to Shareholders in which the interests of such class of Common Shares differ from the interests of any other class of Common Shares.

Section 6.3.  Preferred Shares.

Section 6.3.1.  Series A Preferred Shares.  The Series A Preferred Shares shall have the designation, preferences, conversion and other rights, voting powers, restrictions and limitation as to dividends and other distributions, qualifications and terms and conditions of redemption set forth in the Articles Supplementary of Griffin Realty Trust, Inc. filed for record with the Maryland State Department of Assessments and Taxation on April 29, 2019.

Section 6.3.2.  Undesignated Preferred Shares.  The board of trustees may classify any unissued shares of Preferred Shares and reclassify any previously classified but unissued shares of Preferred Shares of any series from time to time into one or more classes or series of Shares.

Section 6.4.  Classified or Reclassified Shares.  Prior to the issuance of classified or reclassified shares of any class or series, the board of trustees by resolution shall: (a) designate that class or series to distinguish it from all other classes and series of Shares; (b) specify the number of shares to be included in the class or series; (c) set or change, subject to the provisions of Article VII and subject to the express terms of any class or series of Shares outstanding at the time, the preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms and conditions of redemption for each class or series; and (d) cause the Trust to file articles supplementary with the SDAT.  Any of the terms of any class or series of Shares set or changed pursuant to clause (c) of this Section 6.4 may be made dependent upon facts or events ascertainable outside the Declaration of Trust (including determinations by the board of trustees or other facts or events within the control of the Trust) and may vary among holders thereof, provided that the manner in which such facts, events or variations shall operate upon the terms of such class or series of Shares is clearly and expressly set forth in the articles supplementary filed with the SDAT.

Section 6.5.  Declaration of Trust and Bylaws.  The rights of all Shareholders and the terms of all Shares are subject to the provisions of the Declaration of Trust and the bylaws.

Section 6.6.  No Preemptive Rights.  Except as may be provided by the board of trustees in setting the terms of classified or reclassified Shares pursuant to Section 6.4 above or as may otherwise be provided by contract approved by the board of trustees, no holder of Shares of any class shall have any preemptive right to subscribe to or purchase any additional shares of any class, or any bonds or convertible securities of any nature.

Section 6.7.  Issuance of Shares Without Certificates.  The board of trustees may authorize the issuance of Shares without certificates.  The Trust shall continue to treat the holder of uncertificated Shares registered on its share ledger as the owner of the shares noted therein until the new owner delivers a properly executed form provided by the Trust for that purpose.

Section 6.8.  Distributions.  The board of trustees may from time to time authorize the Trust to declare and pay to Shareholders such dividends or other distributions, in cash or other assets of the Trust or in Shares, including in Shares of one class payable to holders of Shares of another class.  Until the board of trustees determines that it is no longer in the best interest of the Trust to qualify as a real estate investment trust under the Code, the board of trustees shall authorize dividends to the extent necessary to preserve the status of the Trust as a real estate investment trust under the Code.  The exercise of the powers and rights of the board of trustees pursuant to this Section 6.8 shall be subject to the provisions of any class or series of Shares at the time outstanding.

Section 6.9.  Voting Rights of Shareholders Generally.  Subject to the provisions of any class or series of Shares then outstanding and the mandatory provisions of any applicable laws or regulations, the Shareholders shall be entitled to vote only on the following matters: (a) election or removal of Trustees, as provided in Sections 9.1, 8.1 and 8.5 hereof; (b) amendment of the Declaration of Trust, as provided in Article XI hereof; (c) merger or consolidation of the Trust into another entity; and (d) such other matters with respect to which the board of trustees has adopted a resolution declaring that a proposed action is advisable and directing that the matter be submitted to the Shareholders for approval or ratification.

ARTICLE VII
RESTRICTION ON TRANSFER AND OWNERSHIP OF SHARES

Section 7.1.  Shares.

Section 7.1.1.  Ownership Limitations.  Prior to the Restriction Termination Date:

(a)          Basic Restrictions.

(i)
(1) No Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Shares in excess of the Aggregate Share Ownership Limit, (2) no Person, other than an Excepted Holder, shall Beneficially Own or Constructively Own Common Shares in excess of the Common Share Ownership Limit, and (3) no Excepted Holder shall Beneficially Own or Constructively Own Shares in excess of the Excepted Holder Limit for such Excepted Holder.

(ii)
No Person shall Beneficially Own or Constructively Own Shares to the extent that such Beneficial Ownership or Constructive Ownership of Shares would result in the Trust (1) being “closely held” within the meaning of Section 856(h) of the Code (without regard to whether the ownership interest is held during the last half of a taxable year), or (2) otherwise failing to qualify as a real estate investment trust under the Code (including, but not limited to, Beneficial Ownership or Constructive Ownership that would result in the Trust actually owning or Constructively Owning an interest in a tenant that is described in Section 856(d)(2)(B) of the Code if the income derived by the Trust from such tenant would cause the Trust to fail to satisfy any of the gross income requirements of Section 856(c) of the Code).

(iii)
Any Transfer of Shares that, if effective, would result in the Shares being Beneficially Owned by less than 100 Persons (determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares; provided, however, that the board of trustees may waive the application of this Section 7.1.1(a)(iii) if, in the opinion of the board of trustees, such Transfer would not adversely affect the Trust’s ability to qualify as a real estate investment trust under the Code.

(b)       Transfer in Trust.  If any Transfer of Shares occurs that, if effective, would result in any Person Beneficially Owning or Constructively Owning Shares in violation of Section 7.1.1(a)(i) or Section 7.1.1(a)(ii),

(i)
then that number of Shares the Beneficial Ownership or Constructive Ownership of which otherwise would cause such Person to violate Section 7.1.1(a)(i) or Section 7.1.1(a)(ii) (rounded to the nearest whole share) shall be automatically transferred to a Charitable Trust for the benefit of a Charitable Beneficiary, as described in Section 7.2, effective as of the close of business on the Business Day prior to the date of such Transfer and such Person shall acquire no rights in such shares; provided, however, that

(ii)
if the Transfer to the Charitable Trust described in clause (i) of this sentence would not be effective for any reason to prevent the violation of Section 7.1.1(a)(i) or Section 7.1.1(a)(ii), then the Transfer of that number of Shares that otherwise would cause any Person to violate Section 7.1.1(a)(i) or Section 7.1.1(a)(ii) shall be void ab initio and the intended transferee shall acquire no rights in such Shares.

To the extent that, upon a transfer of Shares pursuant to this Section 7.1.1(b), a violation of any provision of this Article VII would nonetheless be continuing (for example where the ownership of Shares by a single Charitable Trust would violate the 100 Shareholder requirement applicable to real estate investment trusts under the Code), then Shares shall be transferred to that number of Charitable Trusts, each having a distinct Charitable Trustee and a Charitable Beneficiary or Beneficiaries that are distinct from those of each other Charitable Trust, such that there is no violation of any provision of this Article VII.

Section 7.1.2.  Remedies for Breach.  If the board of trustees shall at any time determine in good faith that a Transfer or other event has taken place that results in a violation of Section 7.1.1(a) or that a Person intends to acquire or has attempted to acquire Beneficial Ownership or Constructive Ownership of any Shares in violation of Section 7.1.1(a) (whether or not such violation is intended), the board of trustees shall take such action as it deems advisable to refuse to give effect to or to prevent such Transfer or other event, including, without limitation, causing the Trust to redeem shares, refusing to give effect to such Transfer on the books of the Trust or instituting proceedings to enjoin such Transfer or other event; provided, however, that any Transfers or attempted Transfers or other events in violation of Section 7.1.1(a) shall automatically result in the Transfer to the Charitable Trust described above and, where applicable, such Transfer (or other event) shall be void ab initio as provided above irrespective of any action (or non-action) by the board of trustees.

Section 7.1.3.  Notice of Restricted Transfer.  Any Person who acquires or attempts or intends to acquire Beneficial Ownership or Constructive Ownership of Shares that will or may violate Section 7.1.1(a) or any Person who would have owned Shares that resulted in a Transfer to the Charitable Trust pursuant to the provisions of Section 7.1.1(b) shall immediately give written notice to the Trust of such event or, in the case of such a proposed or attempted transaction, give at least 15 days prior written notice and shall provide to the Trust such other information as the Trust may request in order to determine the effect, if any, of such Transfer on the Trust’s status as a real estate investment trust under the Code.

Section 7.1.4.  Owners Required to Provide Information.  Prior to the Restriction Termination Date:

(a)          every owner of 5% or more (or such higher percentage as required by the Code or the Treasury Regulations promulgated thereunder) of the outstanding Shares, within 30 days after the end of each taxable year, shall give written notice to the Trust stating the name and address of such owner, the number of Shares and other Shares Beneficially Owned and a description of the manner in which such shares are held.  Each such owner shall provide to the Trust such additional information as the Trust may request in order to determine the effect, if any, of such Beneficial Ownership on the Trust’s status as a real estate investment trust under the Code and to ensure compliance with the Aggregate Share Ownership Limit.

(b)          each Person who is a Beneficial Owner or Constructive Owner of Shares and each Person (including the Shareholder of record) who is holding Shares for a Beneficial Owner or Constructive Owner shall provide to the Trust such information as the Trust may request, in good faith, in order to determine the Trust’s status as a real estate investment trust under the Code and to comply with requirements of any taxing authority or governmental authority or to determine such compliance.

Section 7.1.5.  Remedies Not Limited.  Subject to Section 8.2, nothing contained in this Section 7.1 shall limit the authority of the board of trustees to take such other action as it deems necessary or advisable to protect the Trust and the interests of its Shareholders in preserving the Trust’s status as a real estate investment trust under the Code.

Section 7.1.6.  Ambiguity.  In the case of an ambiguity in the application of any of the provisions of this Section 7.1 or Section 7.2 or any definition contained herein, the board of trustees shall have the power to determine the application of the provisions of this Section 7.1 or Section 7.2 with respect to any situation based on the facts known to it.  In the event Section 7.1 or Section 7.2 requires an action by the board of trustees and the Declaration of Trust fails to provide specific guidance with respect to such action, the board of trustees shall have the power to determine the action to be taken so long as such action is not contrary to the provisions of Sections 7.1 or 7.2. Absent a decision to the contrary by the board of trustees (which the board of trustees may make in its sole and absolute discretion), if a Person would have (but for the remedies set forth in Section 7.1.2) acquired Beneficial Ownership or Constructive Ownership of Shares in violation of Section 7.1.1, such remedies (as applicable) shall apply first to the Shares which, but for such remedies, would have been Beneficially Owned or Constructively Owned (but not actually owned) by such Person, pro rata among the Persons who actually own such Shares based upon the relative number of the Shares held by each such Person.

Section 7.1.7.  Exceptions.

(a)          Subject to Section 7.1.1(a)(ii), the board of trustees, in its sole and absolute discretion, may exempt (prospectively or retroactively) a Person from the Aggregate Share Ownership Limit and the Common Share Ownership Limit, as the case may be, and may establish or increase an Excepted Holder Limit for such Person if:

(i)
the board of trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain that no Person’s Beneficial Ownership or Constructive Ownership of such Shares will violate Section 7.1.1(a)(ii);

(ii)
such Person does not and represents that it will not own, actually own or Constructively Own, an interest in a tenant of the Trust (or a tenant of any entity owned or controlled by the Trust) that would cause the Trust to actually own or Constructively Own more than a 9.9% interest (as set forth in Section 856(d)(2)(B) of the Code) in such tenant and the board of trustees obtains such representations and undertakings from such Person as are reasonably necessary to ascertain this fact (for this purpose, a tenant from whom the Trust (or an entity owned or controlled by the Trust) derives (and is expected to continue to derive) a sufficiently small amount of revenue such that, in the opinion of the board of trustees, rent from such tenant would not adversely affect the Trust’s ability to qualify as a real estate investment trust under the Code shall not be treated as a tenant of the Trust); and

(iii)
such Person agrees that any violation or attempted violation of such representations or undertakings (or other action which is contrary to the restrictions contained in Sections 7.1.1 through 7.1.6) will result in such Shares being automatically transferred to a Charitable Trust in accordance with Section 7.1.1(b) and Section 7.2.

(b)       Prior to granting any exception pursuant to Section 7.1.7(a), the board of trustees may require a ruling from the Internal Revenue Service or an opinion of counsel, in either case, in form and substance satisfactory to the board of trustees in its sole and absolute discretion, as it may deem necessary or advisable in order to determine or ensure the Trust’s status as a real estate investment trust under the Code.  Notwithstanding the receipt of any ruling or opinion, the board of trustees may impose such conditions or restrictions as it deems appropriate in connection with granting such exception.

(c)         Subject to Section 7.1.1(a)(ii), an underwriter which participates in a public offering or a private placement of Shares (or securities convertible into or exchangeable for Shares) may Beneficially Own or Constructively Own Shares (or securities convertible into or exchangeable for Shares) in excess of the Aggregate Share Ownership Limit, the Common Share Ownership Limit or both such limits, but only to the extent necessary to facilitate such public offering or private placement.

(d)        The board of trustees may only reduce the Excepted Holder Limit for an Excepted Holder: (i) with the written consent of such Excepted Holder at any time; or (ii) pursuant to the terms and conditions of the agreements and undertakings entered into with such Excepted Holder in connection with the establishment of the Excepted Holder Limit for that Excepted Holder.  No Excepted Holder Limit shall be reduced to a percentage that is less than the Common Share Ownership Limit.

Section 7.1.8.  Increase in Aggregate Share Ownership Limit and Common Share Ownership Limit.  Subject to Section 7.1.1(a)(ii), the board of trustees may from time to time increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for one or more Persons and increase or decrease the Common Share Ownership Limit and the Aggregate Share Ownership Limit for all other Persons. No decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit will be effective for any Person whose percentage of ownership in Shares is in excess of such decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, as applicable, until such time as such Person’s percentage of ownership in Shares equals or falls below the decreased Common Share Ownership Limit and/or Aggregate Share Ownership Limit, but any further acquisition of Shares in excess of such percentage ownership of Shares will be in violation of the Common Share Ownership Limit and/or Aggregate Share Ownership Limit and, provided further, that the new Common Share Ownership Limit and/or Aggregate Share Ownership Limit would not allow five or fewer Persons to Beneficially Own more than 49.9% in value of the outstanding Shares.

Section 7.1.9.  Legend.  Each certificate for Shares, if certificated, or any written statement of information in lieu of a certificate delivered to a holder of uncertificated Shares, shall bear substantially the following legend:

The Shares represented by this certificate are subject to restrictions on Beneficial Ownership, Constructive Ownership and Transfer for the purpose of the Trust’s maintenance of its status as a real estate investment trust under the Internal Revenue Code of 1986, as amended (the “Code”).  Subject to certain further restrictions and except as expressly provided in the Declaration of Trust:  (a) no Person may Beneficially Own or Constructively Own Common Shares in excess of 9.8% (in value or number of shares) of the outstanding Common Shares unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (b) no Person may Beneficially Own or Constructively Own Shares of the Trust in excess of 9.8% of the value of the total outstanding Shares, unless such Person is an Excepted Holder (in which case the Excepted Holder Limit for such Excepted Holder shall be applicable); (c) no Person may Beneficially Own or Constructively Own Shares that would result in the Trust being “closely held” under Section 856(h) of the Code or otherwise cause the Trust to fail to qualify as a real estate investment trust under the Code; and (d) other than as provided in the Declaration of Trust, any Transfer of Shares that, if effective, would result in the Shares being Beneficially Owned by fewer than 100 Persons (as determined under the principles of Section 856(a)(5) of the Code) shall be void ab initio, and the intended transferee shall acquire no rights in such Shares.  Any Person who Beneficially Owns or Constructively Owns or attempts to Beneficially Own or Constructively Own Shares which causes or will cause a Person to Beneficially Own or Constructively Own Shares in excess or in violation of the above limitations must immediately notify the Trust in writing (or, in the case of an attempted transaction, give at least 15 days prior written notice).  If any of the restrictions on Transfer or ownership as set forth in (a), (b) or (c) above are violated, the Shares in excess or in violation of the above limitations will be automatically transferred to a Charitable Trustee of a Charitable Trust for the benefit of one or more Charitable Beneficiaries.  In addition, the Trust may redeem Shares upon the terms and conditions specified by the board of trustees in its sole and absolute discretion if the board of trustees determines that ownership or a Transfer or other event may violate the restrictions described above. Furthermore, upon the occurrence of certain events, attempted Transfers in violation of the restrictions described above may be void ab initio.

All capitalized terms in this legend have the meanings defined in the Declaration of Trust, as the same may be amended from time to time, a copy of which, including the restrictions on Transfer and ownership, will be furnished to each holder of Shares of the Trust on request and without charge.

Instead of the foregoing legend, the certificate or written statement of information delivered in lieu of a certificate, if any, may state that the Trust will furnish a full statement about certain restrictions on transferability to a Shareholder on request and without charge.

Section 7.2.  Transfer of Shares in Trust.

Section 7.2.1.  Ownership in Trust.  Upon any purported Transfer or other event described in Section 7.1.1(b) that would result in a transfer of Shares to a Charitable Trust, such Shares shall be deemed to have been Transferred to the Charitable Trustee as trustee of a Charitable Trust for the exclusive benefit of one or more Charitable Beneficiaries.  Such Transfer to the Charitable Trustee shall be deemed to be effective as of the close of business on the Business Day prior to the purported Transfer or other event that results in the Transfer to the Charitable Trust pursuant to Section 7.1.1(b).  The Charitable Trustee shall be appointed by the Trust and shall be a Person unaffiliated with the Charitable Trust and any Prohibited Owner.  Each Charitable Beneficiary shall be designated by the Trust as provided in Section 7.2.6.

Section 7.2.2.  Status of Shares Held by the Charitable Trustee.  Shares held by the Charitable Trustee shall be issued and outstanding Shares.  The Prohibited Owner shall have no rights in the shares held by the Charitable Trustee.  The Prohibited Owner shall not benefit economically from ownership of any shares held in trust by the Charitable Trustee and shall have no rights to dividends or other distributions attributable to the shares held in the Charitable Trust.

Section 7.2.3.  Distributions and Voting Rights.  The Charitable Trustee shall have all voting rights and rights to distributions with respect to Shares held in the Charitable Trust, which rights shall be exercised for the exclusive benefit of the Charitable Beneficiary.  Any distribution paid prior to the discovery by the Trust that the Shares have been transferred to the Charitable Trustee shall be paid by the recipient of such distribution to the Charitable Trustee upon demand, and any distribution authorized but unpaid shall be paid when due to the Charitable Trustee.  Any distribution so paid to the Charitable Trustee shall be held in trust for the Charitable Beneficiary.  The Prohibited Owner shall have no voting rights with respect to shares held in the Charitable Trust, and, subject to Maryland law, effective as of the date that the Shares have been transferred to the Charitable Trustee, the Charitable Trustee shall have the authority with respect to the Shares held in the Charitable Trust (at the Charitable Trustee’s sole discretion) (a) to rescind as void any vote cast by a Prohibited Owner prior to the discovery by the Trust that the Shares have been transferred to the Charitable Trustee and (b) to recast such vote in accordance with the desires of the Charitable Trustee acting for the benefit of the Charitable Beneficiary; provided, however, that if the Trust has already taken irreversible corporate action, then the Charitable Trustee shall not have the authority to rescind and recast such vote.  Notwithstanding the provisions of this Article VII, until the Trust has received notification that Shares have been transferred into a Charitable Trust, the Trust shall be entitled to rely on its share transfer and other Shareholder records for purposes of preparing lists of Shareholders entitled to vote at meetings, determining the validity and authority of proxies and otherwise conducting votes of Shareholders.

Section 7.2.4.  Sale of Shares by Charitable Trustee.  Within 20 days of receiving notice from the Trust that Shares have been transferred to the Charitable Trust, the Charitable Trustee of the Charitable Trust shall sell the Shares held in the Charitable Trust to a Person, designated by the Charitable Trustee, whose ownership of the Shares will not violate the ownership limitations set forth in Section 7.1.1(a).  Upon such sale, the interest of the Charitable Beneficiary in the shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner and to the Charitable Beneficiary as provided in this Section 7.2.4.  The Prohibited Owner shall receive the lesser of (a) the price paid by the Prohibited Owner for the Shares or, if the Prohibited Owner did not give value for the Shares in connection with the event causing the Shares to be held in the Charitable Trust (e.g., in the case of a gift, devise or other such transaction), the Market Price of the Shares on the day of the event causing the Shares to be held in the Charitable Trust or (b) the price per share received by the Charitable Trustee from the sale or other disposition of the Shares held in the Charitable Trust. The Charitable Trustee may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.2.3 of this Article VII. Any net sale proceeds in excess of the amount payable to the Prohibited Owner shall be immediately paid to the Charitable Beneficiary.  If, prior to the discovery by the Trust that Shares have been transferred to the Charitable Trustee, such shares are sold by a Prohibited Owner, then (i) such Shares shall be deemed to have been sold on behalf of the Charitable Trust and (ii) to the extent that the Prohibited Owner received an amount for such Shares that exceeds the amount that such Prohibited Owner was entitled to receive pursuant to this Section 7.2.4, such excess shall be paid to the Charitable Trustee upon demand.

Section 7.2.5.  Purchase Right in Shares Transferred to the Charitable Trustee.  Shares transferred to the Charitable Trustee shall be deemed to have been offered for sale to the Trust, or its designee, at a price per share equal to the lesser of (a) the price per share in the transaction that resulted in such Transfer to the Charitable Trust (or, in the case of a devise or gift, the Market Price at the time of such devise or gift) or (b) the Market Price on the date the Trust, or its designee, accepts such offer.  The Trust shall have the right to accept such offer until the Charitable Trustee has sold the Shares held in the Charitable Trust pursuant to Section 7.2.4.  The Trust may reduce the amount payable to the Prohibited Owner by the amount of dividends and other distributions which have been paid to the Prohibited Owner and are owed by the Prohibited Owner to the Charitable Trustee pursuant to Section 7.2.3 of this Article VII. Upon such a sale to the Trust, the interest of the Charitable Beneficiary in the Shares sold shall terminate and the Charitable Trustee shall distribute the net proceeds of the sale to the Prohibited Owner.

Section 7.2.6.  Designation of Charitable Beneficiaries.  By written notice to the Charitable Trustee, the Trust shall designate one or more nonprofit organizations to be the Charitable Beneficiary of the interest in the Charitable Trust such that (a) the Shares held in the Charitable Trust would not violate the restrictions set forth in Section 7.1.1(a) in the hands of such Charitable Beneficiary and (b) each such organization must be described in Section 501(c)(3) of the Code and contributions to each such organization must be eligible for deduction under each of Sections 170(b)(1)(A), 2055 and 2522 of the Code. Neither the failure of the Trust to make such designation nor the failure of the Trust to appoint the Charitable Trustee before the automatic transfer provided in Section 7.1.1(b) shall make such transfer ineffective, provided that the Trust thereafter makes such designation and appointment.

Section 7.3.  Settlement.  Nothing in this Article VII shall preclude the settlement of any transaction entered into through the facilities of any national securities exchange or automated inter-dealer quotation system.  The fact that the settlement of any transaction is so permitted shall not negate the effect of any other provision of this Article VII and any transferee in such a transaction shall be subject to all of the provisions and limitations set forth in this Article VII.

Section 7.4.  Enforcement.  The Trust is authorized specifically to seek equitable relief, including injunctive relief, to enforce the provisions of this Article VII.

Section 7.5.  Non-Waiver.  No delay or failure on the part of the Trust or the board of trustees in exercising any right hereunder shall operate as a waiver of any right of the Trust or the board of trustees, as the case may be, except to the extent specifically waived in writing.

ARTICLE VIII
BOARD OF TRUSTEES

Section 8.1.  Number of Trustees. The initial number of Trustees of the Trust shall be eight.  The number of Trustees of the Trust may be increased or decreased from time to time pursuant to the bylaws but shall never be less than the minimum number required by the MGCL.  The Trust elects pursuant to Section 3-804(c) of the MGCL that, except as may be provided by the board of trustees in setting the terms of any class or series of Preferred Shares, any and all vacancies on the board of trustees may be filled only by the affirmative vote of a majority of the remaining trustees in office, even if the remaining trustees do not constitute a quorum, and any trustee elected to fill a vacancy shall serve for the remainder of the full term of the trusteeship in which such vacancy occurred until his or her successor is duly elected and qualifies.  No reduction in the number of Trustees shall cause the removal of any Trustee from office prior to the expiration of his term, except as may otherwise be provided in the terms of any Preferred Shares.  The names of the Trustees who shall serve on the board of trustees until the next annual meeting of the Shareholders and until their successor are duly elected and qualify, subject to the filling of vacancies or an increase in the number of Trustees prior to the next annual meeting of the Shareholders, are:

Kevin A. Shields

Michael J. Escalante

Kathleen S. Briscoe

Gregory M. Cazel

Ranjit M. Kripalani

James F. Risoleo

J. Grayson Sanders

Samuel Tang

Section 8.2.  Qualification as a Real Estate Investment Trust under the Code.  If the Trust elects to qualify for federal income tax treatment as a real estate investment trust under the Code, the board of trustees shall use its reasonable best efforts to take such actions as are necessary or appropriate to preserve the status of the Trust as a real estate investment trust under the Code; however, if the board of trustees determines that it is no longer in the best interests of the Trust to continue to be qualified as a real estate investment trust under the Code, the board of trustees may revoke or otherwise terminate the Trust’s real estate investment trust election pursuant to Section 856(g) of the Code.  The board of trustees also may determine that compliance with any restriction or limitation on ownership and Transfers of Shares set forth in Article VII is no longer required for qualification as a real estate investment trust under the Code.  The determination by the board of trustees that it is no longer in the best interests of the Trust to continue to be qualified as a real estate investment trust under the Code shall require the concurrence of two-thirds of the board of trustees.

Section 8.3.  Determinations by the Board.  The determination as to any of the following matters, made by or pursuant to the direction of the board of trustees, shall be final and conclusive and shall be binding upon the Trust and every holder of Shares: (a) the amount of the net income of the Trust for any period and the amount of assets at any time legally available for the payment of dividends, redemption of Shares or the payment of other distributions on Shares; (b) the amount of paid-in surplus, net assets, other surplus, annual or other net profit, net assets in excess of capital, undivided profits or excess of profits over losses on sales of assets; (c) the amount, purpose, time of creation, increase or decrease, alteration or cancellation of any reserves or charges and the propriety thereof (whether or not any obligation or liability for which such reserves or charges shall have been created shall have been paid or discharged); (d) the fair value, or any sale, bid or asked price to be applied in determining the fair value, of any asset owned or held by the Trust or of any Shares; (e) any interpretation or resolutions of any ambiguity with respect to any provision of the Declaration of Trust (including any of the terms, preferences, conversion or other rights, voting powers or rights, restrictions, limitations as to dividends or other distributions, qualifications or terms or conditions of redemption of any Shares of any class or series) or of the bylaws; (f) the number of Shares of any class or series; (g) any matter relating to the acquisition, holding and disposition of any assets by the Trust; (h) any interpretation of the terms and conditions of one or more agreements with any Person; or (i) any other matter relating to the business and affairs of the Trust or required or permitted by applicable law, the Declaration of Trust or bylaws or otherwise to be determined by the board of trustees.

Section 8.4.  Authorization by Board of Share Issuance.  The board of trustees may authorize the issuance from time to time of Shares of any class or series, whether now or hereafter authorized, or securities or rights convertible into Shares of any class or series, whether now or hereafter authorized, for such consideration as the board of trustees may deem advisable (or without consideration in the case of a share split or share dividend), subject to such restrictions or limitations, if any, as may be set forth in the Declaration of Trust or the bylaws.

Section 8.5.  Removal of Trustees. Subject to the rights of holders of one or more classes or series of Preferred Shares to elect or remove one or more Trustees, any Trustee, or the entire board of trustees, may be removed from office at any time, but only for cause and then only by the affirmative vote of Shareholders entitled to cast at least a majority of the votes entitled to be cast generally in the election of Trustees. For the purpose of this paragraph, “cause” shall mean, with respect to any particular Trustee, conviction of a felony or a final judgment of a court of competent jurisdiction holding that such Trustee caused demonstrable, material harm to the Trust through bad faith or active and deliberate dishonesty.

Section 8.6.  Extraordinary Actions.  Notwithstanding any provision of law permitting or requiring any action to be taken or approved by the affirmative vote of the holders of Shares entitled to cast a greater number of votes, any such action shall be effective and valid if declared advisable by the board of trustees and taken or approved by the affirmative vote of Shareholders entitled to cast a majority of all the votes entitled to be cast on the matter.

Section 8.7.  Rights of Objecting Shareholders.  Holders of Shares shall not be entitled to exercise any rights of an objecting Shareholder provided for under Title 3, Subtitle 2 of the MGCL unless the board shall determine that such rights shall apply, with respect to all or any classes or series of Shares, to a particular transaction or all transactions occurring after the date of such approval in connection with which holders of such Shares would otherwise be entitled to exercise such rights.

ARTICLE  IX

LIABILITY OF TRUSTEES,

OFFICERS AND OTHER AGENTS

Section 9.1.  Limitation of Trustee and Officer Liability.  To the maximum extent permitted by Maryland law, no present or former Trustee or officer of the Trust shall be liable to the Trust or to any Shareholder for money damages.  Neither the amendment nor repeal of this Section 9.1, nor the adoption or amendment of any other provision of the Declaration of Trust or bylaws inconsistent with this Section 9.1, shall apply to or affect in any respect the applicability of the preceding sentence with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

Section 9.2.  Indemnification.

(a)        The Trust shall, to the maximum extent permitted by Maryland law, indemnify and, without requiring a preliminary determination of the ultimate entitlement to indemnification, pay or reimburse reasonable expenses in advance of the final disposition of a proceeding to: (i) any individual who is a present or former Trustee or officer of the Trust; or (ii) any individual who, while a Trustee of the Trust and at the request of the Trust, serves or has served as a director, trustee, officer, member, manager, partner or trustee of another corporation, real estate investment trust, limited liability company, partnership, joint venture, trust, employee benefit plan or any other enterprise from and against any claim or liability to which such person may become subject or which such person may incur by reason of his service in such capacity.  The rights to indemnification and advancement of expenses provided to a Trustee or officer hereby shall vest immediately upon election of such Trustee or officer.  With the approval of the board of trustees, the Trust shall have the power to provide such indemnification and advancement of expenses to any individual who served a predecessor of the Trust in any of the capacities described in (a) or (b) above or to any employee or agent of the Trust.  The indemnification and payment or reimbursement of expenses provided herein shall not be deemed exclusive of or limit in any way other rights to which any person seeking indemnification or payment or reimbursement of expenses may be or may become entitled under any bylaw, resolution, insurance, agreement or otherwise.

(b)         Neither the amendment nor repeal of this Section 9.2, nor the adoption or amendment of any other provision of the Declaration of Trust or bylaws inconsistent with this Section 9.2, shall apply to or affect in any respect the applicability of the preceding paragraph with respect to any act or failure to act which occurred prior to such amendment, repeal or adoption.

ARTICLE X

ANNUAL MEETING

An annual meeting of the shareholders for the election of trustees and the transaction of any business within the powers of the Trust shall be held each year at a convenient location and on proper notice, on a date and at the time set by the board of trustees, beginning with the year 2023.  Failure to hold an annual meeting does not invalidate the Trust’s existence or affect any otherwise valid acts of the Trust.

ARTICLE XI

AMENDMENT

The Trust reserves the right from time to time to make any amendment to the Declaration of Trust, now or hereafter authorized by law, including any amendment altering the terms or contract rights, as expressly set forth in the Declaration of Trust, of any outstanding Shares.

The Trustees acknowledge this Declaration of Trust to be the trust act of the Trust and as to all matters and facts required to be verified under oath, the undersigned acknowledge that to the best of their knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties for perjury.

[SIGNATURES ON FOLLOWING PAGE]

IN WITNESS WHEREOF, this Declaration of Trust has been executed by the undersigned Trustees on this 19th day of January, 2023.

Signature	Title	Date

/s/ Kevin A. Shields
Kevin A. Shields	Trustee	January 19, 2023

/s/ Michael J. Escalante
Michael J. Escalante	Trustee	January 19, 2023

/s/ Kathleen S. Briscoe
Kathleen S. Briscoe	Trustee	January 19, 2023

/s/ Gregory M. Cazel
Gregory M. Cazel	Trustee	January 19, 2023

/s/ Ranjit M. Kripalani
Ranjit M. Kripalani	Trustee	January 19, 2023

/s/ James F. Risoleo
James F. Risoleo	Trustee	January 19, 2023

/s/ J. Grayson Sanders
J. Grayson Sanders	Trustee	January 19, 2023

/s/ Samuel Tang
Samuel Tang	Trustee	January 19, 2023